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Glen Ellyn, Illinois                                     Contact: Scott W. Hamer
April 30, 2008                                           President/CEO
Company Release                                          630-545-0900


                        COMMUNITY FINANCIAL SHARES, INC.
                 ANNOUNCES FIRST QUARTER 2008 OPERATING RESULTS

      Community Financial Shares, Inc. (OTCBB: CFIS) (the "Company"), the holding company for Community Bank-Wheaton/Glen Ellyn (the "Bank"), reported net income (unaudited) for the three months ended March 31, 2008 of $81,000, compared to $894,000 for the comparable prior year period. For the three months ended March 31, 2008, basic and diluted earnings per share both totaled $0.06. This represents a decrease of 90.8% from $0.65 for both basic and diluted earnings per share for the comparable prior year period. The decrease in net income for the quarter ended March 31, 2008 is primarily the result of the net effect of a $300,000 increase in non-interest expense, a $379,000 decrease in noninterest income and a $281,000 increase in interest expense, partially offset by a credit for income tax of $53,000 as opposed to a $163,000 expense for the comparable prior year period.

      Total assets at March 31, 2008 were $300.5 million, which represents an increase of $2.2 million, or 0.7%, compared to $298.3 million at December 31, 2007. The increase in total assets was the result of an increase in cash and cash equivalents of $4.6 million to $12.4 million at March 31, 2008 from $7.8 million from December 31, 2007, an increase in loans receivable of $2.2 million, or 1.0%, to $229.9 million at March 31, 2008 from $227.7 million at December 31, 2007, and an increase in premises and equipment, of $479,000, or 2.9%, to $17.0 million at March 31, 2008 from $16.5 million at December 31, 2007. The increase in cash and cash equivalents is partially due to $6.1 million in investment securities being called during the first quarter of 2008. The increase in loans is primarily due to growth in home equity lines of credit which increased $5.4 million to $53.2 million at March 31, 2008 from $47.8 million at December 31, 2007, the effect of which was partially offset by a decrease in commercial real estate loans of $1.3 million during the three months ended March 31, 2008. In addition, $6.6 million of commercial real estate loans were sold in March 2008. These sales were completed partially to reduce the Bank's exposure to the condominium development market. The overall growth in loans during the first quarter of 2008 is primarily due to continued strong relationships within our community maintained by our loan staff. The increase in premises and equipment is primarily due to the Company's final construction costs associated with its

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fourth full-service location in north Wheaton, Illinois, which opened November
21, 2007. These increases were partially offset by a decrease in investment securities of $5.2 million to $28.0 million at March 31, 2008 from $33.2 million from December 31, 2007 primarily due to called securities as noted above. Deposits increased $6.1 million, or 2.4%, to $255.1 million at March 31, 2008 from $249.0 million at December 31, 2007. Deposits increased primarily due to our increased emphasis on obtaining deposit relationships with our current commercial loan clients and to a lesser extent, the opening of the Bank's new north Wheaton facility. Borrowed money, consisting of Federal Home Loan Bank advances and other borrowings, decreased $3.5 million to $21.5 million at March 31, 2008 from $25.0 million at December 31, 2007.

      Stockholders' equity decreased $242,000, or 1.3%, to $18.3 million at March 31, 2008 from $18.5 million at December 31, 2007. The decrease in stockholders' equity for the three months ended March 31, 2008 was primarily the result of stock repurchases by the Company of 6,333 shares of its outstanding common stock totaling $165,000, dividends paid of $75,000 and a decrease of $92,000 in the Company's accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio. These decreases were partially offset by the Company's net income for the three months ended March 31, 2008. As of March 31, 2008 there were 1,244,667 shares of Company common stock outstanding, resulting in a book value of $14.67 per share.

      Net interest income before provision for loan losses decreased $319,000, or 13.6%, to $2.0 million for the three months ended March 31, 2008 as compared to $2.3 million for the prior year period. This decrease is primarily due to a decrease in the average yield on interest-earning assets of 78 basis points to 6.15% for the three months ended March 31, 2008, from 6.93% for the prior year period. The average cost of interest-bearing liabilities increased one basis point to 3.38% for the three months ended March 31, 2008, from 3.37% for the three months ended March 31, 2007. The net interest margin, expressed as a percentage of average earning assets, decreased 87 basis points to 3.01% for the three months ended March 31, 2008 from 3.88% for the three months ended March 31, 2007. The decreases in the federal funds interest rate, which have occurred since September 2007, resulted in a decline of 99 basis points in average yield on loans during the first quarter of 2008 due to approximately one-half of the Bank's loan portfolio being adjustable rate. The average yield on loans totaled 6.45% for the three months ended March 31, 2008 compared to 7.44% for the prior

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year period. In addition, the Bank did not experience a similar decrease in deposit interest rates in our local competitive market.

      The provision for loan losses totaled $30,000 for the three months ended March 31, 2008 and $0 for the prior year period. The increase in the provision was the result of the Bank's loan growth during the first three months of 2008 as well as management's quarterly analysis of the allowance for loan loss. Loan portfolio quality remained strong as nonperforming loans totaled $454,000, or 0.15% of total assets at March 31, 2008 and $168,000 or 0.06% of total assets at March 31, 2007. The ratio of the allowance for loan losses to nonperforming loans totaled 441.3% and 923.8% at March 31, 2008 and March 31, 2007, respectively.

      Noninterest income decreased $379,000, or 41.8%, to $528,000 for the three months ended March 31, 2008 as compared to the comparable prior year period. The decrease is primarily due to a decrease in life insurance benefit of $478,000, which was partially offset by increases in mortgage origination income of $64,000, gain on sale of securities of $42,000 and service charges on deposit accounts of $9,000. The increase in mortgage origination income is due to a greater emphasis placed on this area.

      Noninterest expense increased $300,000, or 13.7%, to $2.5 million for the three months ended March 31, 2008 as compared to the comparable prior year period. This increase is primarily due to increases in compensation and benefits of $89,000, building and equipment expense of $96,000 and data processing expense of $44,000, which were partially offset by a decrease in advertising and marketing of $30,000. The increase in compensation and benefits expense is the result of annual merit increases and the addition of staff. The additional staff expenses are primarily due to the new facility, which opened November 21, 2007. The increase in building and equipment expense are due to higher real estate taxes and snow removal expenses as well as a higher level of depreciation expense directly related to our new north Wheaton facility.

      On March 19, 2008, the Company's Board of Directors approved a $0.06 per share dividend. The cash dividend will be paid on April 30, 2008 to shareholders of record on April 16, 2008.

      Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $300.5 million in assets at March 31, 2008. Its primary subsidiary, Community Bank of Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton.

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      For further information about the Company and the Bank visit them on the world-wide-web at www.commbank-wge.com. In addition, information on the
                  --------------------
Company's stock can be found at www.otcbb.com under the symbol CFIS.
                                -------------

      Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

      The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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

COMMUNITY FINANCIAL SHARES, INC.
---------------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA: (UNAUDITED)               March 31,  December 31,
(IN THOUSANDS)                                                     2008       2007
---------------------------------------------------------------------------------------
Total assets                                                    $300,515    $298,311
Loans receivable, net                                            229,929     227,736
Investment securities available-for-sale                          28,036      33,163
Deposits                                                         255,100     249,032
FHLB Advances                                                     19,500      17,500
Stockholders' equity                                              18,263      18,505
Nonperforming assets                                                 454         697
Nonperforming loans                                                  454         697
Allowance for loan losses                                          2,002       1,970
---------------------------------------------------------------------------------------
SELECTED RATIOS:
Total equity to total assets                                        6.08%       6.20%
Allowance for loan losses as a % of nonperforming assets           441.3%      282.7%
Allowance for loan losses as a % of loans, net                      0.86%       0.86%
Book value per share                                            $  14.67    $  14.85
Market value per share                                             25.00       25.60
Dividends per share (for the quarter ended)                         0.06        0.06



                                                              Three months ended
                                                                   March 31,
                                                              ------------------
SELECTED OPERATING DATA: (UNAUDITED)                            2008       2007
(IN THOUSANDS, EXCEPT PER SHARE DATA)                         ------------------
Interest income                                               $  4,142   $  4,180
Interest expense                                                 2,118      1,837
                                                              --------   --------
Net interest income                                              2,024      2,343
Provision for loan losses                                           30          -
                                                              --------   --------
Net interest income after provision for loan losses              1,994      2,343
Noninterest income                                                 528        907
Noninterest expense                                              2,494      2,194
                                                              --------   --------
Income (loss) before income tax                                     28      1,056
Income tax expense (benefit)                                       (53)       162
                                                              --------   --------
Net income                                                    $     81   $    894
                                                              --------   --------
Earnings per share - basic                                    $   0.06     $ 0.65
Earnings per share - diluted                                      0.06       0.65

SELECTED PERFORMANCE RATIOS:
Return on average assets (1)                                      0.11%      1.33%
Return on average equity (1)                                      1.76%     17.15%
Noninterest expense to average total assets (1)                   3.33%      3.28%
Net interest margin (1)                                           3.01%      3.88%
Average total assets                                          $300,121   $271,611
Average total equity                                            18,492     21,137


(1) Annualized.